Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234281
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 4, 2019)
166,666,667
Common Shares
We are offering an aggregate of 166,666,667 of our common shares pursuant to a Securities Purchase Agreement, dated June 7, 2020, between us and the institutional investors identified therein (who we refer to herein as the Investors).
Our common shares are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “TOPS.”  On June 5, 2020, the last reported sale price of our common shares on Nasdaq was $0.23 per share.
Sales of common shares and associated preferred stock purchase rights, if any, sold under this prospectus supplement and the accompanying prospectus, may be made by means of ordinary brokers’ transactions on the Nasdaq, in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.
Investing in our common shares involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-8 of this prospectus supplement, and in the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission, or the Commission, that are incorporated by reference herein for more information, before you make any investment in our common shares.
We have retained Maxim Group LLC (who we refer to herein as the Placement Agent or Maxim) as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our common shares in this offering, and we have agreed to pay the Placement Agent a cash fee of 6.25% of the aggregate gross proceeds in this offering.  The Placement Agent is not selling any of our common shares pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of our common shares being offered pursuant to this prospectus supplement will be made to the Investors on or about June 10, 2020.
	Per Share	Total
Public offering price	$0.12	$20,000,000
Placement agent fees	$0.0075	$1,250,000
Proceeds to the Company before expense	$0.1125	$18,750,000

None of the Securities and Exchange Commission, or the Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Maxim Group LLC
The date of this prospectus supplement is June 7, 2020.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission, utilizing a “shelf” registration process.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering described herein and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus.
The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, our common shares being offered and other information you should know before investing.  You should read this prospectus supplement and the accompanying base prospectus together with the additional information described under the heading “Where You Can Find Additional Information” before investing in our common shares.
We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the placement agent has not, authorized anyone to provide you with information that is different.  We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in the prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of the prospectus or the date of any sale of our common shares.
Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995, or the PSLRA, provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are statements other than statements of historical facts.
TOP Ships Inc. desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus supplement, statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “continue,” “possible,” “likely,” “may,” “should,” and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these assumptions and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:
•
our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•	our future operating and financial results;
•	our future vessel acquisitions, our business strategy and expected capital spending or operating expenses, including any dry-docking and insurance costs;
•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;
•	oil and chemical tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;
•	our ability to take delivery of, integrate into our fleet, and employ any new vessels we have ordered or may order in the future and the ability of shipyards to deliver vessels on a timely basis;
•	the aging of our vessels and resultant increases in operation and dry-docking costs;
•	the ability of our vessels to pass classification inspections and vetting inspections by oil majors and big chemical corporations;
•	significant changes in vessel performance, including increased vessel breakdowns;
•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;
S-iii

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;
•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;
•	potential liability from litigation and our vessel operations, including discharge of pollutants;
•	changes in general economic and business conditions;
•
general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events (including “trade wars”), piracy, acts by terrorists or major disease outbreaks such as the recent worldwide coronavirus outbreak;

•	changes in production of or demand for oil and petroleum products and chemicals, either globally or in particular regions;
•	the strength of world economies and currencies, including fluctuations in charter hire rates and vessel values;
•	potential liability from future litigation and potential costs due to any environmental damage and vessel collisions;
•	the length and severity of the recent coronavirus outbreak (COVID-19) and its impact on the demand for commercial seaborne transportation and the condition to the financial markets; and
•	other important factors described from time to time in the reports filed by us with the Commission.
You should not place undue reliance on forward-looking statements contained in this prospectus supplement because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus supplement are qualified in their entirety by the cautionary statements contained in this prospectus supplement.
Any forward-looking statements contained herein are made only as of the date of this prospectus supplement, and except to the extent required by applicable law or regulation we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all or any of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information that appears elsewhere in this prospectus supplement or in the documents incorporated by reference herein and is qualified in its entirety by the more detailed information, including the financial statements that appear in the documents incorporated by reference. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus supplement, including the risk factors, and the more detailed information that is included herein and in the documents incorporated by reference herein.
Unless the context otherwise requires, as used in this prospectus supplement, the terms “Company,” “we,” “us,” and “our” refer to TOP Ships Inc. and all of its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus supplement to “$” or “dollars” are to U.S. dollars. Further, unless otherwise indicated, the information presented in this prospectus supplement gives effect to the following reverse stock splits of our issued and outstanding common shares: a one-for-ten reverse stock split effected on February 22, 2016, a one-for-twenty reverse stock split effected on May 11, 2017, a one-for-fifteen reverse stock split effected on June 23, 2017, a one-for-thirty reverse stock split effected on August 3, 2017, a one-for-two reverse stock split effected on October 6, 2017, a one-for-ten reverse stock split effected on March 26, 2018 and a one-for-twenty reverse stock split of our issued and outstanding common shares effective on August 22, 2019.
Our Company
We are an international owner and operator of modern, fuel efficient eco vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. Our operating fleet has a total capacity of 814,000 deadweight tonnes (“dwt”). As of the date of this prospectus supplement, our fleet  consists of eight 50,000 dwt product/chemical tankers, the M/T Stenaweco Energy, M/T Stenaweco Evolution, M/T Nord Valiant, M/T Stenaweco Excellence, the M/T Eco California, the M/T Eco Marina Del Ray, The M/T Eco Los Angeles and the M/T Eco City of Angels and two 157,000 dwt Suezmax tankers, the M/T Eco Bel Air and M/T Eco Beverly Hills and we also own 50% interests in two 50,000 dwt product/chemical tankers, M/T Eco Yosemite Park and the M/T Eco Joshua Park.  We also have three newbuilding contracts for three 50,000 dwt product/chemical tankers and own 50% interests in two scrubber-fitted suezmax tankers, M/T Eco West Coast and the M/T Eco Malibu.  All of our vessels are IMO certified and are capable of carrying a wide variety of oil products including chemical cargos which we believe make our vessels attractive to a wide base of charterers. All of the operating vessels in our fleet are financed under sale and leaseback agreements.

Our Fleet in the Water
The following tables present our fleet list as of the date of this prospectus supplement:
MR Tanker vessels on Sale and Leaseback (“SLBs”) (treated as financings):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Stenaweco Energy	50,000	Stena Weco A/S	February 2021	1+1 years	$15,616 / $17,350 / $18,100
M/T Stenaweco Evolution	50,000	Stena Weco A/S	October 2021	1+1 years	$15,516 / $17,200 / $18,000
M/T Stenaweco Excellence	50,000	Stena Weco A/S	November 2020	1+1 years	$16,200 / $17,200 / $18,000
M/T Nord Valiant	50,000	DS Norden A/S	August 2021	1+1 years	$16,800 / $17,600 / $18,400
M/T Eco California	50,000	Shell Tankers Singapore Private Limited	January 2021	1 year	$13,750 plus 50% profit share/ $13,950 plus 50% profit share
M/T Eco Marina Del Ray	50,000	Cargill	March 2024	-	$15,100
M/T Eco Los Angeles	50,000	Trafigura	February 2023	1+1 years	$17,500 / $18,750 / $20,000
M/T Eco City of Angels	50,000	Trafigura	February 2023	1+1 years	$17,500 / $18,750 / $20,000

Suezmax Vessels on SLBs (treated as financings):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Eco Bel Air	157,000	BP Shipping Limited	April 2022	1+1 years	$24,500 / $27,500 / $29,000
M/T Eco Beverly Hills	157,000	BP Shipping Limited	May 2022	1+1 years	$24,500 / $27,500 / $29,000

Joint Venture MR Tanker fleet (50% owned):
Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Eco Yosemite Park	50,000	Clearlake Shipping Pte Ltd	March 2025	1+1 years	$17,400 / $18,650 / $19,900
M/T Eco Joshua Park	50,000	Clearlake Shipping Pte Ltd	March 2025	1+1 years	$17,400 / $18,650 / $19,900

Newbuildings (MR and Suezmax Tankers):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options	Delivery date	Shipyard
M/T Eco Van Nuys (Hull No 2789)	50,000	Central Tankers Chartering Inc	January 2026	1+1 years	$16,200 / $17,200 / $18,200	January 2021	Hyundai Mipo S. Korea
M/T Eco Santa Monica (Hull No 2790)	50,000	Central Tankers Chartering Inc	February 2026	1+1 years	$16,200 / $17,200 / $18,200	February 2021	Hyundai Mipo S. Korea
M/T Eco Venice Beach (Hull No 2791)	50,000	Central Tankers Chartering Inc	March 2026	1+1 years	$16,200 / $17,200 / $18,200	March 2021	Hyundai Mipo S. Korea
M/T Eco West Coast (Hull No 865)*	157,000	Clearlake Shipping Pte Ltd	February 2024	1+1 years	$33,950 / $34,750 / $36,750	February 2021	HHI S. Korea
M/T Eco Malibu (Hull No 866)*	157,000	Clearlake Shipping Pte Ltd	May 2024	1+1 years	$33,950 / $34,750 / $36,750	May 2021	HHI S. Korea

* 50% owned

All the vessels in our fleet, including our newbuildings, are and will be equipped with engines of modern design and with improvements in the hull, propellers and other parts of the vessel to decrease fuel consumption and reduce emissions. Vessels with this combination of technologies, introduced from certain shipyards, are commonly referred to as eco vessels. We believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with our vessels for charters, providing us with a competitive advantage. Furthermore, all of our vessels are fitted with ballast water treatment equipment and seven of our operating vessels have scrubbers installed, as well as all of our newbuildings.
We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders
Recent Developments
We and certain of our current executive officers were defendants in purported class-action lawsuits pending in the U.S. District Court for the Eastern District of New York, brought on behalf of our shareholders.  On August 3, 2019 the Eastern District Court of New York dismissed the case with prejudice.  On August 26, 2019, plaintiffs appealed the dismissal to the United States Court of Appeals for the Second Circuit. We filed our response briefs on November 26 and November 27, 2019, and plaintiffs filed their reply brief on December 11, 2019. The Court of Appeals held oral argument on March 10, 2020 and took the matter under advisement. On April 2, 2020, the Court of Appeals issued a summary order affirming the District Court’s decision dismissing plaintiffs’ claims and denying leave to amend.  Due to issues relating to COVID-19, the Second Circuit has extended all deadlines by 21 days and plaintiffs’ deadline to file a motion for reargument with the Second Circuit was May 7, 2020.  The plaintiffs did not file a motion for reargument and the Second Circuit issued its mandate on May 14, 2020 upholding the decision of the Eastern District of New York.  Furthermore, the United States Supreme Court has extended the deadline for parties to file cert petitions asking the Court to hear an appeal to 150 days from the date of the lower court judgment.  As a result, the deadline for plaintiffs to file a petition with the Supreme Court is now August 30, 2020.
On April 17, 2020 our 50% subsidiary, Eco Nine Pte., concluded the previously announced sale of its 100% owned vessel, M/T Palm Springs. The net cash release to the Company amounted to $9.7 million.
On April 24, 2020 we acquired from a company affiliated with the Company’s Chief Executive Officer, or the MR Seller, a 50% interest in two vessel owning companies that owned two ultra-high specification scrubber-fitted 50,000 dwt eco MR product tankers, M/T Eco Yosemite Park and M/T Eco Joshua Park for $27.0 million, which was paid with cash on hand. Both vessels were delivered in March 2020 to the MR Seller from Hyundai Mipo shipyard of South Korea.  The acquisitions were approved by a special committee composed of independent members of the Company’s board of directors, or the MR Transaction Committee. The MR Transaction Committee obtained a fairness opinion relating to the consideration paid in this transaction from an independent financial advisor.  The MR Seller had already entered into two joint venture agreements, for the two vessels, each with an equal ownership interest of 50%, with Just-C Limited, a wholly owned subsidiary of Gunvor Group Ltd (the other 50% owner). Each of the two product tankers have time charters with Clearlake Shipping Pte Ltd, a subsidiary of Gunvor Group Ltd for a firm term of five years plus two additional optional years.
On March 30, April 15, April 27, April 28, May 14 and May 19, 2020, we entered into registered offerings for the sale of an aggregate of 248,933,333 common shares for gross proceeds of $41.0 million with the same investors participating in this offering.

On May 8, 2020, we announced that we acquired for $18.0 million from a company affiliated with our Chief Executive Officer, a 100% ownership interest in three Marshall Island companies that each have a newbuilding contract for the construction of one ultra-high specification scrubber-fitted 50,000 dwt eco MR product/chemical tanker, all currently under construction in Hyundai Mipo shipyard in South Korea.  The consideration will be paid in installments through the vessels’ delivery dates.  In addition, remaining yard installments of $107.1 million are payable in accordance with key milestones in the shipbuilding contracts.  The three tankers are scheduled to be delivered in the first quarter of 2021. The Company also anticipates it will enter into financing arrangements for the vessels prior to their delivery from the shipyard.  The acquisitions were approved by a special committee composed of independent members of the Company’s board of directors, or the NB Transaction Committee  The NB Transaction Committee obtained a fairness opinion relating to the consideration paid in this transaction from an independent financial advisor.
Each of the three product tankers have time charters with Central Tankers Chartering Inc, a company affiliated with our Chief Executive Officer, for a firm term of five years plus two additional optional years. The total potential gross revenue backlog from these contracts is about $127.5 million.
On May 29, 2020, we announced that we acquired for $22.0 million from a company affiliated with the Company’s Chief Executive Officer, or the Suezmax Seller, a 50% ownership interest in two Marshall Island companies that each have a newbuilding contract for the construction of one ultra-high specification` scrubber-fitted 157,000 dwt eco Suezmax tanker, both currently under construction in Hyundai Heavy Industries shipyard in South Korea.  Under the terms of the purchase agreement, the consideration will be paid in installments through the vessels’ delivery dates and any money we raise through the capital markets must be used to pay the balance of the purchase amount.  As of the date of this prospectus supplement, we owe $16.0 million to the Suezmax Seller.  The two tankers are scheduled to be delivered in February and May 2021 respectively. In addition, the Company has the option to acquire the other 50% ownership interest in both vessels from the Seller at the same price until July 15, 2020.  As per the shipbuilding contracts, shipyard installments amounting to $61.2 million are payable in accordance with key milestones. The Company anticipates that the shipowning companies will enter into financing arrangements for the vessels prior to the delivery from the shipyard.  Upon their delivery, both vessels will enter into time charters with a major oil trader, for a firm term of three years plus two additional optional years. The total potential gross revenue backlog from these contracts is about $126.5 million.  The acquisitions were approved by a special committee composed of independent members of the Company's board of directors, or the Suezmax Transaction Committee. The Suezmax Transaction Committee obtained a fairness opinion relating to the consideration paid in this transaction from an independent financial advisor.
On May 29, 2020, we held our Annual Meeting of Shareholders, or the Annual Meeting. At the Annual Meeting, the shareholders of the Company approved and adopted the following three proposals:
1. the election of Evangelos J. Pistiolis and Stavros Emmanuel as Class I Directors to serve until the 2023 Annual Meeting of Shareholders;
2. the ratification of Deloitte Certified Public Accountants S.A. as the Company’s independent auditors for the fiscal year ending December 31, 2020; and
3. the approval of one or more amendments to the Company’s Amended and Restated Articles of Incorporation to effect one or more reverse stock splits of the Company’s issued common shares at a ratio of not less than one-for-two and not more than one-for-25 and in the aggregate at a ratio of not more than one-for-25, inclusive, with the exact ratio to be set at a whole number within this range to be determined by the Company’s board of directors (the “Board”), or any duly constituted committee thereof, at any time after approval of each amendment in its discretion, and to authorize the Board to implement any such reverse stock split by filing any such amendment with the Registrar of Corporations of the Republic of the Marshall Islands.

Corporate Information
Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed TOP Ships Inc.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol “TOPS.” The current address of our principal executive office is 1 Vasilisis Sofias and Megalou Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8000. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus supplement.

THE OFFERING
Issuer	TOP Ships Inc., a Marshall Islands corporation

Common shares outstanding as of June 7, 2020	326,638,488 common shares

Common shares offered by us	166,666,667 common shares.

Common shares outstanding immediately after the offering	493,305,155 common shares

Preferred share purchase rights	Our common shares include preferred share purchase rights, as described in the section of this prospectus supplement entitled “Description of Capital Stock—Stockholders Rights Agreement.”

Use of proceeds
We intend to use the net proceeds of this offering, after deducting the sale agent’s commissions and our estimated offering expenses, for the payment of the remaining purchase price of $16.0 million for the 50% interests in two ship-owning companies that each own one newbuilding contract for an ultra-high specification` scrubber-fitted eco Suezmax tanker and for general corporate purposes.  The interest in the shipowning companies was purchased from the Suezmax Seller, which is an entity affiliated with our Chief Executive Officer, and the purchase was approved by the Suezmax Transaction Committee, as defined above, which obtained a fairness opinion relating to the consideration paid in the transaction from an independent financial advisor.   See “Use of Proceeds.”

Risk factors
Investing in our common shares involves a high degree of risk and uncertainty. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference prior to investing in our common shares. In particular, we urge you to consider carefully the factors set forth in the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement, and in the accompanying prospectus and the documents we have filed with the Commission that are incorporated by reference herein for more information, before you make any investment in our common shares.

Listing	Our common shares are traded on the Nasdaq Capital Market under the symbol “TOPS.”

RISK FACTORS
An investment in our common shares involves a high degree of risk and uncertainty. We have identified a number of risk factors which you should consider before investing in our common shares. You should consider carefully the risks set forth below, those risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 10, 2020 and incorporated by reference in this prospectus supplement, and in any other documents we have incorporated by reference in this prospectus supplement, as well as those under the heading “Risk Factors” in the accompanying prospectus before investing in our common shares. The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition.
Risks Related to Our Common Shares and this Offering
There is no guarantee of a continuing public market for you to resell our common shares.
Our common shares currently trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue and you may not be able to sell your common shares in the future at the price that you paid for them or at all. The price of our common shares may be volatile and may fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the shipping industry;
•	market conditions in the shipping industry and the general state of the securities markets;
•	changes in government regulation;
•	shortfalls in our operating results from levels forecast by securities analysts; and
•	announcements concerning us or our competitors.
Further, a lack of trading volume in our stock may affect investors’ ability to sell their shares. Our common shares have been experiencing low daily trading volumes in the market. As a result, investors may be unable to sell all or any of their shares in the desired time period, or may only be able to sell such shares at a significant discount to the previous closing price.
Nasdaq may delist our common shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
On December 26, 2019, we received a written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement under Nasdaq rules. Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days.  However, due to the extraordinary market conditions caused by COVID-19, Nasdaq announced the tolling of all compliance periods related to a bid price deficiency and our grace period is extended to September 7, 2020.  We intend to monitor the closing bid price of our common shares between now and September 7, 2020 and are considering our options, including a reverse stock split, in order to regain compliance with the Nasdaq Capital Market minimum bid price requirement.  We can cure this deficiency if the closing bid price of our common shares is $1.00 per share or higher for at least ten consecutive business days during the grace period.

On May 29, 2020 our shareholders approved the authorization of one or more amendments to our Amended and Restated Articles of Incorporation to effect one or more reverse stock splits of our issued common shares at a ratio of not less than one-for-two and not more than one-for-25 and in the aggregate at a ratio of not more than one-for-25, inclusive, with the exact ratio to be set at a whole number within this range to be determined by our board of directors.  We may effectuate a reverse stock split in order to regain compliance with the Nasdaq minimum bid price requirement.
On July 27, 2016, we transferred our Nasdaq listing from the Nasdaq Global Select Market to the Nasdaq Capital Market. Our common shares continue to trade on Nasdaq under the symbol “TOPS”. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Select Market. We then fulfilled the listing requirements of the Nasdaq Capital Market and the approval of the transfer cured our deficiency under Nasdaq Listing Rule 5450(b)(1)(C).
On June 27, 2017, we received written notification from Nasdaq, indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for the Nasdaq Capital Market, set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance was 180 days, or until December 26, 2017. We regained compliance on August 17, 2017.
On October 10, 2017, we received written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price requirement for the Nasdaq Capital Market, set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until April 9, 2018. After requesting a grace period from Nasdaq, we regained compliance on April 11, 2018.
On March 11, 2019, we received written notification from Nasdaq, indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for the Nasdaq Capital Market, set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until September 9, 2019.
On August 22, 2019 we effectuated a 20 to 1 reverse stock split in order to regain compliance with Nasdaq Listing Rule 5450(a)(1). As a result, we regained compliance on September 5, 2019.
A continued decline in the closing price of our common shares on Nasdaq could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors and constitutes a breach under certain of our credit agreements as well as constitutes an event of default under certain classes of our preferred stock and would cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.
Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.

The novel coronavirus (COVID-19) pandemic is dynamic and expanding and has negatively affected the shipping and energy industries, including oil prices. The continuation of this outbreak likely would have, and the emergence of other epidemic or pandemic crises could have, material adverse effects on our business, results of operations, or financial condition.
The novel coronavirus pandemic is dynamic and expanding, and its ultimate scope, duration and effects are uncertain. This pandemic has had and is expected to continue to have direct and indirect adverse effects on our industry and customers, which in turn impact our business, results of operations and financial condition, as could any future epidemic or pandemic health crisis. Effects of the current COVID-19 pandemic include, or may include, among others:
•
deterioration of worldwide, regional or national economic conditions and activity, which is expected to result in a global recession, the duration and severity of which is uncertain, and could further reduce or prolong the recent significant declines in energy prices, or adversely affect global demand for crude oil or petroleum products, demand for our services;

•	disruptions to our operations as a result of the potential health impact on our employees and crew, and on the workforces of our customers and business partners;
•
disruptions to our business from, or additional costs related to, new regulations, directives or practices implemented in response to the pandemic, such as travel restrictions (including for any of our onshore personnel or any of our crew members to timely embark or disembark from our vessels), increased inspection regimes, hygiene measures (such as quarantining and physical distancing) or increased implementation of remote working arrangements;

•
potential shortages or a lack of access to required spare parts for our vessels, or potential delays in any repairs to, or scheduled or unscheduled maintenance or modifications or dry docking of, our vessels, as a result of a lack of berths available by shipyards from a shortage in labor or due to other business disruptions;

•	delays in vessel inspections and related certifications by class societies customers or government agencies;
•	potential reduced cash flows and financial condition including potential liquidity constraints;
•
reduced access to capital, including the ability to refinance any existing obligations, as a result of any credit tightening generally or due to continued declines in global financial markets, including to the prices of publicly-traded securities of us, our peers and of listed companies generally;

•	a reduced ability to opportunistically sell any of our vessels on the second-hand market, either as a result of a lack of buyers or a general decline in the value of second-hand vessels;
•	a decline in the market value of our vessels, which may cause us to (a) incur impairment charges or (b) breach certain covenants under our financing agreements;
•
disruptions, delays or cancellations in connection with among others, vessel special surveys, installation of ballast water systems and scrubber installations, which could increase our off-hire time and decrease revenues; and

•
potential deterioration in the financial condition and prospects of our customers or partners, which could adversely impact their ability or willingness to fulfill their obligations to us, or attempts by customers or third parties to renegotiate existing agreement or invoke force majeure contractual clauses as a result delays or other disruptions, such as the renegotiation of lease terms, including charter rates.

Given the dynamic nature of the circumstances surrounding the COVID-19 pandemic and the worldwide nature of our business and operations, the duration of any business disruption and the related financial impact to us cannot be reasonably estimated at this time, but any prolonged slowdown in the global economy would be likely to continue to negatively impact worldwide demand for seaborne transportation of goods and commodities, as well as for oil and drilling units, and could materially affect our business, results of operations and financial condition.
Our management team will have broad discretion over the use of the net proceeds from this offering.
Our management will use its discretion to direct the net proceeds from this offering. We intend to use the net proceeds of this offering, after deducting the sale agent’s commissions and our estimated offering expenses, for the payment of the remaining purchase price of $16.0 million for the 50% interests in two ship-owning companies that each own one newbuilding contract for an ultra-high specification` scrubber-fitted eco Suezmax tanker and for general corporate purposes.  The interest in the shipowning companies was purchased from the Suezmax Seller, which is an entity affiliated with our Chief Executive Officer, and the purchase was approved by the Suezmax Transaction Committee, as defined above, which obtained a fairness opinion relating to the consideration paid in the transaction from an independent financial advisor. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.
We issued 7,544,475 and 317,943,141 common shares during 2019 and 2020, respectively, through various transactions. Shareholders may experience significant dilution as a result of our offerings.
We have already sold large quantities of our common shares pursuant to previous public and private offerings of our equity and equity-linked securities.  We currently have an effective registration statement on Form F-3 (333-234281), for the sale of $200,000,000 of which we have sold $51.0 million. We also have 10,364 Series E Preferred Shares outstanding, which are convertible into approximately 17,274,140 common shares as of the date of this prospectus supplement and the Class B Warrants, discussed under the section entitled Description of Capital Stock—2019 Class A Warrants and Class B Warrants below, exercisable into 4,200,000 common shares.  All of the Series E Preferred Shares are held by Family Trading.
Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, debt prepayments, future vessel acquisitions, redemptions of our Series E Preferred Shares, or our equity incentive plan, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.  Our issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on the shares of our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of the shares of our common shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.
We are selling 166,666,667 common shares which is approximately 51% of our issued and outstanding common shares through this offering pursuant to this prospectus supplement to the Investors.  The Investors may resell some or all of the shares of our common shares we issue to them and such sales could cause the market price of our common shares to decline.  Under these circumstances, our existing shareholders would experience greater dilution.
Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may offer additional common shares in the future, which may result in additional significant dilution.
Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.
We have issued a significant number of our common shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.
Our Third Amended and Restated Articles of Incorporation, as amended, authorizes our Board of Directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.
Future issuance of common shares may trigger anti-dilution provisions in our Series E Preferred Shares and affect the interests of our common shareholders.
The Series E Preferred Shares contain anti-dilution provisions that could be triggered by the issuance of common shares in a future offering, depending on their offering price. For instance, the issuance by us of common shares for less than $20.00 per common share, which is the current fixed conversion price of the Series E Preferred Shares, could result in an adjustment downward of the Series E Preferred Shares conversion price and an increase in the number of common shares each Series E Preferred Share is converted into. These adjustments could affect the interests of our common shareholders and the trading price for our common shares. Furthermore the Series E Preferred Shares holders have the option to replace the fixed conversion price with a variable exercise price, namely 80% of the lowest daily Volume-Weighted Average Price (“VWAP”) of our common shares over the 20 consecutive trading days expiring on the trading day immediately prior to the date of delivery of an exercise notice (but in no event can this variable conversion price be less than $0.60) and purchase such proportionate number of shares based on the variable conversion price in effect on the date of conversion. If using the variable conversion price of the Series E Preferred Shares, as of June 7, 2020, the Series E Preferred Shares have a conversion price of $0.60 and are converted into 17,274,140 common shares, as may be further adjusted. Moreover, future issuance of other equity or debt convertible into or issuable or exchangeable for common shares at a price per share less than the then current conversion price of the Series E Preferred Shares would result in similar adjustments.

Anti-takeover provisions in our organizational documents as well as our stockholders rights agreement could make it difficult for our shareholders to replace or remove our current Board of Directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our Third Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-laws (as amended, our “By-laws”) could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions include:
•	authorizing our Board of Directors to issue “blank check” preferred stock without stockholder approval;
•	providing for a classified Board of Directors with staggered, three-year terms;
•	prohibiting cumulative voting in the election of directors;
•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for the directors;
•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;
•	limiting the persons who may call special meetings of shareholders;
•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and
•	restricting business combinations with interested shareholders.
In addition, we have entered into a stockholders rights agreement that makes it more difficult for a third party to acquire a significant stake in the Company without the support of our Board of Directors.
The above anti-takeover provisions and the provisions of our stockholders rights agreement could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
Our corporate affairs are governed by our Third Amended and Restated Articles of Incorporation, as amended, our By-laws, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.
Our By-laws provide that the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our By-laws provide that, unless the Company consents in writing to the selection of an alternative forum, the High Court of the Republic of Marshall Islands, shall be the sole and exclusive forum for (i) any shareholders’ derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Business Corporations Act of the Republic of the Marshall Islands, or (iv) any action asserting a claim governed by the internal affairs doctrine.  This forum selection provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

We may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.
Our By-laws include a forum selection provision as under the section herein entitled “Description of Share Capital – Shareholders’ Derivative Actions”. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our By-laws to be inapplicable or unenforceable in such action. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
We are a “foreign private issuer,” which could make our common shares less attractive to some investors or otherwise harm our stock price.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common shares less attractive to some investors or otherwise harm our stock price.
Our President, Chief Executive Officer and Director, who may be deemed to beneficially own, directly or indirectly, 100% of our Series D Preferred Shares, has control over us.
As of June 7, 2020, Lax Trust, which is an irrevocable trust established for the benefit of certain family members of our President, Chief Executive Officer and Director, Mr. Pistiolis, may be deemed to beneficially own, directly or indirectly, all of the 100,000 outstanding shares of our Series D Preferred Shares. Each Series D Preferred Share carries 1,000 votes. By its ownership of 100% of our Series D Preferred Shares, Lax Trust has control over our actions.
Delays or defaults by the shipyards in the construction of our newbuildings could increase our expenses and diminish our net income and cash flows.
As of June 7, 2020, we had contracts for five newbuilding vessels. These tankers are expected to be delivered during the first and second quarters of 2021. Vessel construction projects are generally subject to risks of delay that are inherent in any large construction project, which may be caused by numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel, and we will continue to incur costs and expenses related to delayed vessels, such as supervision expense.
The current state of the global financial markets and current economic conditions may adversely impact our results of operation, financial condition, cash flows and ability to obtain financing or refinance our existing and future credit facilities on acceptable terms, which may negatively impact our business.
Global financial markets and economic conditions have been, and continue to be, volatile. Beginning in February 2020, due in part to fears associated with the spread of COVID-19, global financial markets and starting in late February, financial markets in the U.S. experienced even greater relative volatility and a steep and abrupt downturn, which has since rebounded but such volatility and downturns may return if COVID-19 continues to spread. Credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide, particularly for the shipping industry. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices that will not be dilutive to our existing shareholders or preclude us from issuing equity at all. Economic conditions and the economic slow-down resulting from COVID-19 and the intentional governmental responses to the virus may also adversely affect the market price of our common shares.
Also, as a result of concerns about the stability of financial markets generally, and the solvency of counterparties specifically, the availability and cost of obtaining money from the public and private equity and debt markets has become more difficult.  Many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt, and reduced, and in some cases ceased, to provide funding to borrowers and other market participants, including equity and debt investors, and some have been unwilling to invest on attractive terms or even at all. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, or that we will be able to refinance our existing and future credit facilities, on acceptable terms or at all.  As of the date of this prospectus supplement we have capital commitments for the newbuildings of $168.3 million.  If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise. The recent COVID-19 outbreak has negatively impacted, and may continue to negatively impact, global economic activity, demand for energy, and funds flows and sentiment in the global financial markets. Continued economic disruption caused by the continued failure to control the spread of the virus could significantly impact our ability to obtain additional debt financing.

USE OF PROCEEDS
We intend to use the net proceeds of this offering, after deducting the sale agent’s commissions and our estimated offering expenses, for the payment of the remaining purchase price of $16.0 million for the 50% interests in two ship-owning companies that each own one newbuilding contract for an ultra-high specification` scrubber-fitted eco Suezmax tanker and for general corporate purposes.  The interest in the shipowning companies was purchased from the Suezmax Seller, which is an entity affiliated with our Chief Executive Officer, and the purchase was approved by the Suezmax Transaction Committee, as defined above, which obtained a fairness opinion relating to the consideration paid in the transaction from an independent financial advisor.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of December 31, 2019:
1.	on an actual basis;
2.	on an as adjusted basis to give effect to the following transactions which occurred between December 31, 2019 and June 7, 2020:
•
The issuance of 16,004 Series E Preferred Shares to Family Trading Inc with a redemption premium of $2,918, as settlement of $16.0 million of consideration outstanding for the purchase of the M/T Eco City of Angels and M/T Eco Los Angeles from Mr. Pistiolis and for Series E Shares dividends payable to Family Trading Inc.

•	the cashless exercise of 4,200,000 of Class A Warrants into 1,680,000 of our common shares;
•	the redemption of 21,364 Series E Preferred Shares for $24.6 million;
•	the issuance of 14,637,118 common shares pursuant to the Equity Distribution Agreement we entered into with Maxim Group LLC on February 12, 2020, with aggregate net proceeds of $4.9 million;
•	the issuance of 52,692,690 common shares pursuant to the Equity Distribution Agreement we entered into with Maxim Group LLC on March 11, 2020, with aggregate net proceeds of $4.9 million;
•
the drawdown of $30.1 million and $30.1 million from the sale and leaseback of M/T Eco Los Angeles and M/T Eco City of Angels respectively from Avic International Leasing Co., Ltd (“AVIC”) (the sale and leaseback will be accounted as a financing transaction);

•	the prepayment of $29.5 million of the outstanding loan under the ABN Facility due to the sale of the M/T Eco Revolution and the M/T Eco Fleet;
•
the prepayment of $19.9 million of the outstanding loan under the Alpha Bank Facility and the Alpha Bank Top-Up Facility due to the sale of the M/T Stenaweco Elegance. The sale of the M/T Stenaweco Elegance resulted in   gains of $2.0 million;

•
the prepayment of $21.9 million of the AT Bank Senior Facility and the prepayment of $10.5 million of the AT Bank Bridge Note due to the sale of the M/T Palm Desert. The sale of the M/T Palm Desert resulted in gains of $3.2 million;

•
The sale on April 1, 2020 of 40,000,000 of the Company’s common shares via a registered direct offering at a public offering price of $0.20 per share resulting in aggregate net proceeds of $7.4 million;

•
The sale on April 17, 2020 of 33,333,333 of the Company’s common shares via a registered direct offering at a public offering price of $0.18 per share resulting in aggregate net proceeds of $5.5 million;

•
The sale on April 29, 2020 of 35,000,000 of the Company’s common shares via a registered direct offering at a public offering price of $0.186 per share resulting in aggregate net proceeds of $6.0 million;

•
The sale on April 30, 2020 of 29,500,000 of the Company’s common shares via a registered direct offering at a public offering price of $0.186 per share resulting in aggregate net proceeds of $5.0 million;

•
The sale on May 18, 2020 of 59,400,000 of the Company’s common shares via a registered direct offering at a public offering price of $0.135 per share resulting in aggregate net proceeds of $7.4 million;

•
The sale on May 21, 2020 of 51,700,000 of the Company’s common shares via a registered direct offering at a public offering price of $0.135 per share resulting in aggregate net proceeds of $6.5 million;

•
$18.0 million excess consideration over the carrying amount of acquired assets relating to the acquisitions of M/T Eco Van Nuys (Hull No 2789), M/T Eco Santa Monica (Hull No 2790) and M/T Eco Venice Beach (Hull No 2791), accounted for as a transfer of assets between entities under common control;

•
$22.0 million excess consideration over the carrying amount of acquired assets relating to the acquisitions of 50% of the M/T Eco West Coast (Hull No 865) and of 50% of M/T Eco Malibu (Hull No 866), accounted for as a transfer of assets between entities under common control;

•	$8.6 million of scheduled debt repayments under the ABN Amro, the AT Bank, the BoComm Leasing, the Cargill, the CMBFL, the OFI, the AVIC and the Alpha Bank facilities; and
1.
on an as further adjusted basis, assuming our issuance and sale of 166,666,667 common shares at an assumed offering price of $0.12 per share resulting in proceeds of $18.7  million, net of estimated expenses of $1.3 million.

(Expressed in thousands of U.S. Dollars, except number of shares and per share data)	Actual	As Adjusted	As Further Adjusted
Debt:(1) (2)
Current portion of long term debt	$16,908	$16,704	$16,704
Non-current portion of long term debt	262,122	262,443	262,443
Debt related to vessels held for sale	29,977	-	-
Total debt	309,007	279,147	279,147
Mezzanine equity:
Preferred stock Series E, $0.01 par value; 15,724 shares issued and outstanding at December 31, 2019, 10,364 shares issued and outstanding at December 31, 2019, as adjusted and as further adjusted	18,083	12,437	12,437
Shareholders’ equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 8,695,348 shares issued and outstanding at December 31, 2019, 326,638,488 shares issued and outstanding at December 31, 2019 as adjusted and 493,305,155 shares issued and outstanding at December 31, 2019 as further adjusted	87	3,266	4,933
Preferred stock Series D, $0.01 par value; 100,000 shares issued and outstanding at December 31, 2019 as adjusted and as further adjusted	1	1	1
Additional paid-in capital	411,499	413,086	430,094
Accumulated other comprehensive loss	(1,361)	(1,361)	(1,361)
Accumulated deficit	(322,552)	(317,311)	(317,311)
Total Shareholders’ and Mezzanine equity	105,757	110,118	128,793
Total capitalization	$414,764	$389,265	$407,940

 (1) The capitalization table does not take into account any loan fees for the new loans and sale and leaseback financings or any amortization of deferred finance fees incurred after December 31, 2019 or any write -offs of deferred fees in respect of loans fully repaid.
(2) Our indebtedness (both current and non-current portions), is secured by titles on our vessels and is guaranteed by us.

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES
The following table sets forth the beneficial ownership of our common shares, as of June 7, 2020, held by: (i) each person or entity that we know beneficially owns 5% or more of our common shares and (ii) all our executive officers, directors and key employees as a group. Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, common shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All of the shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class(1)
Lax Trust (2)	17,274,140	5.0%
Executive officers, directors and key employees	-	-%

(1)	Based upon 326,638,488 common shares outstanding as of June 7, 2020.
(2)
The above information is derived, in part, from the Schedule 13D/A filed with the SEC on May 20, 2020. The Lax Trust is an irrevocable trust established for the benefit of certain family members of Evangelos  J. Pistiolis, our President, Chief Executive Officer and Director. The business address of the Lax Trust is Level 3, 18 Stanley Street, Auckland 1010, New Zealand. The above percentage ownership is based on 343,912,628 common shares outstanding, which is calculated for this Schedule 13D/A purposes by taking the sum of (i) 326,638,488 common shares outstanding, and (ii) 17,274,140 common shares issuable upon the conversion of 10,364 Series E Preferred Shares held by Family Trading, all figures being as of June 7, 2020. The Lax Trust may also be deemed to hold all of the 100,000 outstanding shares of our Series D Preferred Stock.  Each Series D Preferred Share carries 1,000 votes.  By its ownership of 100% of our Series D Preferred Shares, Lax Trust has control over our actions.

As of June 7, 2020, we had one shareholder of record, which was located in the United States and held an aggregate of 326,638,488 our common shares, representing 100% of our outstanding common shares. However, the U.S. shareholder of record is Cede & Co., which held our common shares. We believe that the shares held by Cede & Co. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our Third Amended and Restated Articles of Incorporation and By-laws, as further amended. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our Third Amended and Restated Articles of Incorporation and By-laws, as further amended, contained in our Annual Report on Form 20-F, filed with the Commission on April 10, 2020 and incorporated by reference herein, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein, together with our Third Amended and Restated Articles of Incorporation and By-laws, including all amendments thereto, copies of which have been filed as exhibits to our Annual Report. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.”
Purpose
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our Third Amended and Restated Articles of Incorporation and By-laws, as further amended, do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 326,638,488 shares were issued and outstanding as of June 7, 2020 and 20,000,000 preferred shares with par value of $0.01 and 100,000 Series D Preferred Shares and 10,364 Series E Preferred Shares are issued and outstanding as of June 7, 2020. Our Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent (now taken over by our new transfer agent, American Stock Transfer & Trust Company, LLC, or AST), described below under the section entitled “—Stockholders Rights Agreement”. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series A Participating Preferred Stock, none of which are outstanding as of the date of this prospectus supplement.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.
Description of Preferred Shares
Our Third Amended and Restated Articles of Incorporation authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.

Description of Series B Convertible Preferred Shares
On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million. The investor purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total of $2.0 million. The investor waived the right to purchase any additional Series B Preferred Shares. The description of the Series B Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series B Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement entered into in connection with the private placement. Copies of the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement have been filed as exhibits to our Report on Form 6-K filed with the Commission on November 23, 2016. The waiver agreement was filed as an exhibit to our Report on Form 6-K filed with the Commission on January 10, 2017. We issued 901 common shares in connection with the conversions of all of our Series B Convertible Preferred Shares, and there are currently no Series B Convertible Preferred Shares outstanding. Convertible Preferred Shares, and there are currently no Series B Convertible Preferred Shares outstanding.
Description of Series C Convertible Preferred Shares
On February 17, 2017, we closed a private placement with a non-U.S. institutional investor for the sale of 7,500 newly issued Series C Convertible Preferred Shares, which are convertible into our common shares, for $5.0 million pursuant to a securities purchase agreement, or the Series C Transaction.  The description of the Series C Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series C Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares entered into in connection with the private placement. Copies of the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares have been filed as exhibits to our Report on Form 6-K filed with the Commission on February 21, 2017. We issued 45,232 common shares in connection with the conversions of all our Series C Convertible Preferred Shares, and there are currently no Series C Convertible Preferred Shares outstanding.
Description of Series D Preferred Shares
On May 8, 2017, we issued 100,000 shares of Series D Preferred Shares to Tankers Family Inc., a company controlled by Lax Trust, which is an irrevocable trust established for the benefit of certain family members of Evangelos Pistiolis, for $1,000 pursuant to a stock purchase agreement. Each Series D Preferred Share has the voting power of one thousand (1,000) common shares.
On April 21, 2017, we were informed by ABN Amro Bank that we were in breach of a loan covenant that requires that any member of the family of Mr. Pistiolis, maintain an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 30% of our outstanding Common Shares. ABN Amro Bank requested that either the family of Mr. Pistiolis maintain an ownership interest of at least 30% of the outstanding common shares or maintain a voting rights interest of above 50% in us. In order to regain compliance with the loan covenant, we issued the Series D Preferred Shares.  Currently the Sale and Leaseback agreements with Bank of Communications Financial Leasing Company, Oriental Fleet International Company Limited and China Merchants Bank Financial Leasing have similar provisions that are satisfied via the existence of the Series D Preferred Shares.
The Series D Preferred Shares has the following characteristics:
Conversion. The Series D Preferred Shares are not convertible into common shares.
Voting. Each Series D Preferred Share has the voting power of 1,000 common shares.

Distributions. The Series D Preferred Shares shall have no dividend or distribution rights.
Maturity.  The Series D Preferred Shares shall expire and all outstanding Series D Preferred Shares shall be redeemed by us for par value on the date that any loan with any other financial institution, which contain covenants that require that any member of the family of Mr. Pistiolis maintain a specific minimum ownership or voting interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of the Company’s issued and outstanding common shares, respectively, are fully repaid or reach their maturity date. The Series D Preferred Shares shall not be otherwise redeemable.
Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of our Company, the Series D Preferred Shares shall have a liquidation preference of $0.01 per share.
Description of Series E Convertible Preferred Shares
On April 1, 2019, we announced the sale of 27,129 newly issued Series E Preferred Shares at a price of $1,000 per share to Family Trading in exchange for the full and final settlement of the loan facility between our Company and Family Trading dated December 23, 2015, as amended.
From July 25, 2019 to March 19, 2020, we redeemed 33,798 of Series E Preferred Shares for $38.9 million.  We also announced the issuance of 16,004 Series E Preferred Shares to Family Trading, as settlement of the purchase price of $14.35 million for the purchase of the M/T Eco City of Angels and M/T Eco Los Angeles from Mr. Pistiolis and for dividends payable to Family Trading Inc. under already outstanding Series E Preferred Shares. As of June 7, 2020, there were 10,364 shares of Series E Preferred Shares outstanding.
The Series E Preferred Shares have the following characteristics:
Conversion. Each holder of Series E Share, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series E Preferred Shares then held by such holder into our common shares at the conversion rate then in effect. Each Series E Share is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following four prices: (i) $20.00, (ii) 80% of the lowest daily VWAP of our common shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of our then outstanding convertible shares or warrants, (iv) the lowest issuance price of our common shares in any transaction from the date of the issuance the Series E Preferred Shares onwards, but in no event will the conversion price be less than $0.60.
Limitations of Conversion. Holders of the shares of Series E Preferred Shares shall be entitled to convert the Series E Preferred Shares in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.
Voting.  The holders of Series E Preferred Shares are entitled to the voting power of one thousand (1,000) of our common shares.  The holders of Series E Preferred Shares and the holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders. The holders of Series E Preferred Shares have no special voting rights and their consent shall not be required for taking any corporate action.
Distributions. Upon any liquidation, dissolution or winding up of our Company, the holders of Series E Preferred Shares shall be entitled to receive the net assets of our Company pari passu with the Common Shares.

Redemption.  We at our option shall have the right to redeem a portion or all of the outstanding Series E Preferred Shares. We shall pay an amount equal to one thousand dollars ($1,000) per each Series E Share, or the Liquidation Amount, plus a redemption premium equal to fifteen percent (15%) of the Liquidation Amount being redeemed if that redemption takes place up to and including March 29, 2020 and twenty percent (20%) of the Liquidation Amount being redeemed if that redemption takes place after March 29, 2020, plus an amount equal to any accrued and unpaid dividends on such Preferred Shares (collectively referred to as the “Redemption Amount”). In order to make a redemption, we shall first provide one business day advanced written notice to the holders of our intention to make a redemption, or the Redemption Notice, setting forth the amount it desires to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series E Preferred Shares. Upon the expiration of the one business day period, we shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.
The Series E Preferred Shares shall not be subject to redemption in cash at the option of the holders thereof under any circumstance.
Dividends. The holders of outstanding Series E Preferred Shares shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Semi Annual Dividend Payment Date”), commencing on the first Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the Liquidation Amount of the then outstanding Series E Preferred Shares computed on the basis of a 365-day year and the actual days elapsed.
Accrued but unpaid dividends shall bear interest at fifteen percent (15%). Dividends paid on the Series E Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our Board of Directors may fix a record date for the determination of holders of Series E Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Ranking. All shares of Series E Preferred Shares shall rank pari passu with all classes of our common shares.
Shareholder Meetings
Under our By-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by our Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Third Amended and Restated Articles of Incorporation and By-laws, as further amended, prohibit cumulative voting in the election of directors.
Our Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board
Our Third Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.
Election and Removal
Our Third Amended and Restated Articles of Incorporation and By-laws require parties other than our Board of Directors to give advance written notice of nominations for the election of directors. Our Third Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates. On November 20, 2014, we amended our By-laws to provide that unless we consent in writing to the selection of alternative forum, the sole and exclusive forum for (i) any shareholders’ derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other of our employees or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the High Court of the Republic of the Marshall Islands, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision of our By-laws does not apply to actions arising under U.S. federal securities laws.

Anti-takeover Provisions of our Charter Documents
Several provisions of our Third Amended and Restated Articles of Incorporation and By-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Business Combinations
Our Third Amended and Restated Articles of Incorporation include provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.
Limited Actions by Shareholders
Our Third Amended and Restated Articles of Incorporation and our By-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Third Amended and Restated Articles of Incorporation and our By-laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our Third Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Super-majority Required for Certain Amendments to Our By-Laws
On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by-laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of our Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.
Stockholders Rights Agreement
On September 14, 2016, our Board of Directors declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of September 22, 2016, or the Rights Agreement, by and between us and Computershare Trust Company, N.A. (now taken over by our new transfer agent, AST), as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board of Directors. If a shareholder’s beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on September 22, 2016 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any of our new common shares issued after October 5, 2016 until the Distribution Date described below.
Exercise Price. Each Right allows its holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, or a Series A Preferred Share, for $50.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series A Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common shares.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Exchange Act—are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the “Distribution Date.” Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Series A Preferred Share Provisions
Each one one-thousandth of a Series A Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of our shareholders.
The value of one one-thousandth interest in a Series A Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other of our securities) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.
Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) we merge into another entity; (ii) an acquiring entity merges into us; or (iii) we sell or transfer 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.
Redemption. Our Board of Directors may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we have a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other of our securities having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) September 22, 2026; or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series A Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
2018 Warrants
On October 26, 2018, we priced a public offering of 100,000 common shares, and warrants to purchase 175,000 common shares, or the 2018 Warrants, at $30.00 per common share and $0.0002 per warrant. The 2018 Warrants had an exercise price of $30.00 per share and expired four months from the date of issuance. Each warrant granted the warrant holder the option to purchase one of our common shares at any time within the abovementioned term. By February 25, 2019, all of the 2018 Warrants were exercised for 175,000 common shares and gross proceeds of $3.8 million.

2019 Class A Warrants and Class B Warrants
On November 6, 2019, concurrently with the November 2019 Registered Direct Offering described above, we commenced a private placement whereby we issued and sold warrants to purchase up to 8,400,000 of our common shares. One-half of the warrants would have expired on the eight-month anniversary of the date of issuance of the common shares sold under the November 2019 Registered Direct Offering (the Class A Warrants) and one-half of the warrants will expire on the eighteen-month anniversary of the date of issuance of the common shares sold under the November 2019 Registered Direct Offering (the Class B Warrants). Each Class A Warrant was immediately exercisable as of the date of issuance of the common shares sold under the November 2019 Registered Direct Offering (the “Exercise Date”) at an exercise price of $2.00 per share, subject to adjustment. In addition, the Class A Warrants could be exercised on a cashless basis beginning on the earlier of (i) 30 days from the closing date and (ii) the trading day on which the aggregate trading volume of our common shares November 6, 2019 is equal to more than three times the number of common shares offered pursuant to the Purchase Agreement (the “Cashless Date”) if the VWAP of the common shares on any Trading Day on or after the Cashless Date fails to exceed $3.20 on such date (as may be subject to adjustment). The number of common shares issuable in such cashless exercise were 0.4 of a common share that would be issuable upon exercise of the Class A Warrant in accordance with its terms if such exercise were by means of a cash exercise. No fractional common shares would have been issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we would have paid the holder an amount in cash equal to the fractional amount multiplied by the exercise price. Each Class B Warrant will be immediately exercisable as of the Exercise Date at an exercise price of $2.00 per share, subject to adjustment. The foregoing adjustment to the exercise price of the Class B Warrant is subject to a floor price of $1.00. Between January 22 and February 22, 2020, all of the 4,200,000 Class A Warrants were exercised on a cashless basis into 1,680,000 of our common shares.  As of the date of this prospectus supplement, we have 4,200,000 Class B Warrants outstanding.
Transfer Agent
The registrar and transfer agent for our common shares is AST.
Listing
Our common shares are traded on the Nasdaq Capital Market under the symbol “TOPS.”

TAX CONSIDERATIONS
You should carefully read the discussion of the material Marshall Islands and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled “Taxation” of our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 10, 2020 and incorporated by reference herein.

PLAN OF DISTRIBUTION
Pursuant to a placement agency agreement, dated June 7, 2020, between us and the Placement Agent, we have engaged the Placement Agent to act as the exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the common shares we are offering by this prospectus supplement, and are not required to arrange the purchase or sale of any specific number of shares or dollar amount, but the placement agent has agreed to use “reasonable best efforts” to arrange for the sale of the shares offered hereby.
Our agreement with the Placement Agent provides that the obligations of the Placement Agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.
The Placement Agent shall arrange for the sale of the shares we are offering pursuant to this prospectus supplement to one or more Investors through a Securities Purchase Agreement, dated June 7, 2020, directly between the Investors (acting severally and not jointly) and us.  All of the shares offered hereby will be sold at the same price and, we expect, at a single closing.  We established the price following negotiations with prospective Investors and with reference to the prevailing market price of our common shares, recent trends in such price and other factors.  It is possible that not all of the shares we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the shares will be completed on or around the date indicated on the cover page of this prospectus supplement.
Under the Securities Purchase Agreement, we have agreed not to contract to issue or announce the issuance or proposed issuance of any common shares or common share equivalents for twenty trading days following the closing of this offering.  In addition, we have also agreed that for a period of twenty trading days following the closing of this offering, we will not effect or contract to effect a “Variable Rate Transaction” as defined in the Securities Purchase Agreement.
Commissions and Expenses
We will pay the Placement Agent a placement agent fee equal to 6.25% of the gross proceeds of this offering.  The following table shows the per share and total placement agent fee we will pay to the Placement Agent in connection with the sale of the common shares offered hereby, assuming the purchase of all of the shares we are offering.
Per Share	$0.0075
Total	$1,250,000

In addition, we have agreed to reimburse the placement agent at the closing for its out-of-pocket expenses, including fees of counsel to the placement agent, up to a maximum of $15,000.  We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fee and placement agent counsel fee, will be approximately $75,000.  After deducting the placement agent fee due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $18.7 million.
We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933.  We have also agreed to contribute to payments the placement agent may be required to make in respect to such liabilities.

Listing
Our common shares are listed on the Nasdaq Capital Market under the symbol “TOPS.”
Electronic Distribution
This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the Placement Agent, or by its respective affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Placement Agent’s websites and any information contained in any other websites maintained by the Placement Agent is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent, and should not be relied upon by investors.
Regulation M Restrictions
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as a principal. Under these rules and regulations, the Placement Agent:
•	must not engage in any stabilization activity in connection with our securities; and
•
must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.
Legal Fees and Expenses	$54,000
Accountants’ Fees and Expenses	$20,000
Miscellaneous Costs	$1,000
Total	$75,000

LEGAL MATTERS
The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. Ellenoff Grossman & Schole LLP, New York, New York, is representing the placement agent in this offering.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference from TOP Ships Inc.’s annual report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http://www.tops.org. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement. Further, other than as described below, the information contained in or accessible from the Commission’s website is not part of this prospectus supplement.

Information Incorporated by Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.
This prospectus supplement incorporates by reference the following documents:
•
Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 10, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Report on Form 6-K furnished to the Commission on April 17, 2020, which contains the announcement of the Company’s entrance into a Securities Purchase Agreement with certain institutional investors and Placement Agency Agreement with Maxim Group LLC, under which the Company sold 33,333,333 of its common shares at a public offering price of $0.18 per share.

•	Report on Form 6-K to the Commission on April 20, 2020, which contained an announcement of the Company’s completion of the sale of M/T Palm Springs.
•	Report on Form 6-K to the Commission on April 24, 2020, which contained an announcement of the joint venture with Gunvor Group.
•
Report on Form 6-K furnished to the Commission on April 29, 2020, which contains the announcement of the Company’s entrance into a Securities Purchase Agreement with certain institutional investors and Placement Agency Agreement with Maxim Group LLC, under which the Company sold 35,000,000 of its common shares at a public offering price of $0.186 per share.

•
Report on Form 6-K furnished to the Commission on April 30, 2020, which contains the announcement of the Company’s entrance into a Securities Purchase Agreement with certain institutional investors and Placement Agency Agreement with Maxim Group LLC, under which the Company sold 29,500,000 of its common shares at a public offering price of $0.186 per share.

•
Report on Form 6-K furnished to the Commission on May 8, 2020, which contained an announcement of the Company’s acquisition of three newbuilding vessels form an entity related to our Chief Executive Officer.

•
Report on Form 6-K furnished to the Commission on May 18, 2020, which contains the announcement of the Company’s entrance into a Securities Purchase Agreement with certain institutional investors and Placement Agency Agreement with Maxim Group LLC, under which the Company sold 59,400,000 of its common shares at a public offering price of $0.135 per share.

•
Report on Form 6-K furnished to the Commission on May 27, 2020, which contains the announcement of the Company’s entrance into a Securities Purchase Agreement with certain institutional investors and Placement Agency Agreement with Maxim Group LLC, under which the Company sold 51,700,000 of its common shares at a public offering price of $0.135 per share.

•
Report on Form 6-K furnished to the Commission on May 28, 2020, which contains an announcement about the results of the Company’s Annual General Meeting of Shareholders and the Company’s acquisitions of 50% interests in two shipowning companies that each owned a newbuilding contract for one ultra-high specification` scrubber-fitted eco Suezmax tanker form an entity related to our Chief Executive Officer.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into the registration statement of which this prospectus supplement is a part) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a paper copy of our Commission filings, at no cost, by writing to or telephoning us at the following address:
TOP Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
(011) 30 210 812-8180 (telephone number)
These reports may also be obtained on our website at www.topships.org. None of the information on our website is a part of this prospectus supplement or the accompanying prospectus.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PRELIMINARY PROSPECTUS
$200,000,000
Common Shares (including preferred stock purchase rights), Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units
TOP SHIPS INC.
Through this prospectus, we may periodically offer common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
The prices and terms of the securities that we will offer or sell will be determined at the time of their offering and will be described in a supplement to this prospectus.  This prospectus describes some of the general terms that may apply to these securities.  The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol “TOPS.”
The aggregate market value of our outstanding common shares held by non-affiliates as of October 21, 2019 is $39.3 million, based on 4,493,528 common shares held by non-affiliates, and a closing price on the Nasdaq Capital Market of $8.74 on September 9, 2019. As of the date hereof, we have offered $7,934,756 securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.
Investing in our securities involves a high degree of risk.  Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” beginning on page 5 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 21, 2019.

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer or sell securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all of the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

SUMMARY
This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information.  This summary may not contain all of the information that may be important to you.  We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” herein.
Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to TOP SHIPS INC. and all of its subsidiaries, and “TOP SHIPS INC.” refers only to TOP SHIPS INC. and not to its subsidiaries.
We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Our reporting currency is in the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars.
Our Company
We are an international owner and operator of modern, fuel efficient eco tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. Our fleet, both sale and leasebacked and owned has a total capacity of 892,000 deadweight tonnes (“dwt”). As of the date of this prospectus, our fleet consists of two owned 39,000 dwt product/chemical tankers vessels, the M/T Eco Fleet and the M/T Eco Revolution, and two owned 50,000 dwt product/chemical tankers, the M/T Stenaweco Elegance and the M/T Eco Palm Desert. We also have sale and leaseback agreements for four 50,000 dwt product/chemical tankers, M/T Nord Valiant, M/T Stenaweco Excellence, the M/T Eco California and the M/T Eco Marina Del Ray and two 159,000 dwt Suezmax tankers, the M/T Eco Bel Air and M/T Eco Beverly Hills and we also own 50% interests in two 50,000 dwt product/chemical tankers, M/T Eco Holmby Hills and the M/T Palm Springs as well as two chartered-in 50,000 dwt product/chemical tankers vessels, the M/T Stenaweco Energy and the M/T Stenaweco Evolution.  All of our vessels are IMO certified and are capable of carrying a wide variety of oil products including chemical cargos which we believe make our vessels attractive to a wide base of charterers.
We intend to continue to review the market in order to identify potential acquisition targets in line with our strategy.
We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

Our Current Fleet
The following tables present our fleet list as of the date of this prospectus:
MR Tanker vessels:

Name	Deadweight	Vessel Type	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Stenaweco Energy***	50,000	Medium Range (“MR”) Tanker	Stena Weco A/S	February 2021	1+1 years	$15,616 / $17,350 / $18,100
M/T Stenaweco Evolution***	50,000	Medium Range (“MR”) Tanker	Stena Weco A/S	October 2021	1+1 years	$15,516 / $17,200 / $18,000
M/T Eco Fleet*	39,000	Medium Range (“MR”) Tanker	Clearlake Shipping Pte Ltd	April 2022	1+1 years	$12,600 1st year, $13,100 2nd year and $13,600 3rd year / $14,350 / $15,600
M/T Eco Revolution*	39,000	Medium Range (“MR”) Tanker	BP Shipping Limited	January 2021	1+1 years	$13,500 / $16,000 / $16,750
M/T Stenaweco Excellence**	50,000	Medium Range (“MR”) Tanker	Stena Weco A/S	November 2020	1+1 years	$16,200 / $17,200 / $18,000
M/T Nord Valiant**	50,000	Medium Range (“MR”) Tanker	DS Norden A/S	August 2021	1+1 years	$16,800 / $17,600 / $18,400
M/T Stenaweco Elegance*	50,000	Medium Range (“MR”) Tanker	Stena Weco A/S	March 2021	1+1 years	$16,500 / $17,500 / $18,500
M/T Eco Palm Desert*	50,000	Medium Range (“MR”) Tanker	Shell Tankers Singapore Private Limited	September 2021	1 year	$13,300 plus 50% profit share/ $13,950 plus 50% profit share
M/T Eco California**	50,000	Medium Range (“MR”) Tanker	Shell Tankers Singapore Private Limited	January 2021	1 year	$13,750 plus 50% profit share/ $13,950 plus 50% profit share
M/T Eco Marina Del Ray**	50,000	Medium Range (“MR”) Tanker	Cargill	March 2024	-	$15, 100

Suezmax Vessels:
Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Eco Bel Air**	157,000	BP Shipping Limited	April 2020	1+1 years	$24,500 / $27,500 / $29,000
M/T Eco Beverly Hills**	157,000	BP Shipping Limited	May 2020	1+1 years	$24,500 / $27,500 / $29,000

Joint Venture MR Tanker fleet (50% owned):
Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Eco Holmby Hills	50,000	Clearlake Shipping Pte Ltd	March 2021	1+1 years	$14,600 up to March 2020 and $15,025 thereafter / $15,400 / $16,400
M/T Eco Palm Springs	50,000	Clearlake Shipping Pte Ltd	May 2021	1+1 years	$14,750 up to May 2020 and $15,175 thereafter / $15,550 / $16,550

*	This vessel is owned by the Company
**	The Company has a sale and leaseback agreement for this vessel, treated as a financing
***	The Company has a sale and leaseback agreement for this vessel, treated as an operating lease
All the vessels in our fleet are equipped with engines of modern design and with improvements in the hull, propellers and other parts of the vessel to decrease fuel consumption and reduce emissions. Vessels with this combination of technologies, introduced from certain shipyards, are commonly referred to as eco vessels. We believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with our vessels for charters, providing us with a competitive advantage. Furthermore three of our vessels have scrubbers installed.
Recent Developments
We entered into sale and leaseback agreements with Oriental Fleet International Company Limited, a non-affiliated party, for M/T Stenaweco Excellence on July 15, 2019, and for both M/T Stenaweco Energy and M/T Stenaweco Evolution on August 30, 2019. The sale of the M/T Stenaweco Excellence was on July 15, 2019 and we expect to conclude sale of the last two vessels in the fourth quarter of 2019. Following the sale, we have bareboat chartered back the M/T Stenaweco Excellence for a period of ten years at a bareboat hire rates comprising of financing principal based on straight-line amortization plus interest based on the three months Libor plus 3.90% per day. As part of this transaction, we have continuous options, after the third year, to buy back the vessels at purchase prices stipulated in the bareboat agreements depending on when the option is exercised and at the end of the ten year period we have an obligation to purchase the vessels. The gross proceeds from the sale of the M/T Stenaweco Excellence were $25.6 million. The sale and leaseback agreement for the last two vessels will be on similar terms, with the gross proceeds to be finally determined around the sale date.

The abovementioned sale and leaseback transactions contain, customary covenants and event of default clauses, including cross-default provisions and restrictive covenants and performance requirements. The sale and leaseback agreements with Oriental Fleet International Company Limited will be accounted as financing transactions, since control will remain with us and the vessels will continue to be recorded as assets on our balance sheet. In addition we have the obligation to repurchase the vessels.
From July 25 to October 21, 2019, we redeemed 9,874 of Series E Preferred Shares for $11.4 million.
On August 22, 2019, we effected a 1-for-20 reverse stock split of our common shares. There was no change in the number of our authorized common shares. All share amounts in this prospectus, not including amounts incorporated by reference, have been retroactively adjusted to reflect this reverse stock split.
On September 13, 2019, we closed an underwritten public offering of an aggregate of 1,580,000 common shares (or pre-funded warrants to purchase common shares in lieu thereof (the “Pre-Funded Warrants”)), warrants (the “Traditional Warrants”) to purchase up to 1,790,000 of our common shares and an overallotment option of up to 237,000 common shares. This resulted in gross proceeds of $10.5 million  before deducting underwriting discounts, commissions and other offering expenses. Gross proceeds amount includes the partial exercise of 85,000 common shares of the underwriter’s over-allotment option granted in connection with the offering. From September 13, to October 17 2019, 1,243,270 common shares were issued pursuant to the cashless exercise of the same number of Traditional Warrants.
Corporate Information
Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol “TOPS.” The current address of our principal executive office is 1 Vasilisis Sofias and Megalou Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8180. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus.
The Securities We May Offer
We may use this prospectus to offer up to $200,000,000 of our:
1.	common shares, including related preferred stock purchase rights;
2.	preferred shares;
3.	debt securities;
4.	warrants;
5.	purchase contracts;
6.	rights; and
7.	units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and any prospectus supplement, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.  Please see the section of this prospectus entitled “Where You Can Find Additional Information.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the shipping market, including the effect of changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and worldwide oil consumption and storage, changes in regulatory requirements affecting vessel operations, changes in Top Ships Inc.’s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, changes in the price of our capital investments, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists, and other important factors described from time to time in the reports filed by us with the Commission.
See the section entitled “Risk Factors,” beginning on page 5, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

USE OF PROCEEDS
We intend to use net proceeds from the sale of the securities by us as set forth in the applicable prospectus supplement.

CAPITALIZATION
Each prospectus supplement will include information on our consolidated capitalization.

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we may sell some or all of our securities included in this prospectus, through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
In addition, we may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•	enter into transactions involving short sales of our common shares by broker-dealers;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed, or will inform, them that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by any broker dealers or other persons acting on our behalf in the market. We may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement.
If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK
You should carefully review the description of our share capital under the heading “Item 10. Additional Information” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which is incorporated by reference herein.
Share Capital
Between January 1, 2019 and the date of this prospectus we have issued 97,350 common shares pursuant to exercises of 1,947,000 of our 2018 Warrants for gross proceeds of $1.5 million and 337,036 common shares pursuant to exercises of 1,268,000 of our 2014 Warrants for gross proceeds of $3.2 million.
On September 13, 2019, we closed an underwritten public offering of an aggregate of 1,580,000 common shares (or pre-funded warrants to purchase common shares in lieu thereof (the “Pre-Funded Warrants”)), warrants (the “Traditional Warrants”) to purchase up to 1,790,000 of our common shares and an overallotment option of up to 237,000 common shares. This resulted in gross proceeds of $10.5 million before deducting underwriting discounts, commissions and other offering expenses. Gross proceeds amount includes the partial exercise of 85,000 common shares of the underwriter’s over-allotment option granted in connection with the offering.  The remainder of such over-allotment option of up to 152,000 common shares shall continue in place until October 25, 2019.
For more information about the share capital of the Company please see Item 4. Information on the Company – A. History and Development of the Company found in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.
Authorized Capitalization
Our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 4,493,528 shares were issued and outstanding as of October 21, 2019 and 20,000,000 preferred shares with par value of $0.01 of which 100,000 Series D Preferred Shares and 18,284 Series E Preferred Shares are issued and outstanding as of October 21, 2019. Our Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent (now taken over by our new transfer agent, AST), described below under the section entitled “—Stockholders Rights Agreement”. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series A Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.
We completed a one-for-ten reverse stock split of our issued and outstanding common shares effective on February 22, 2016, a one-for-twenty reverse stock split of our issued and outstanding common shares effective on May 11, 2017, a one-for-fifteen reverse stock split of our issued and outstanding common shares effective on June 23, 2017, a one-for-thirty reverse stock split of our issued and outstanding common shares effective on August 3, 2017, a one-for-two reverse stock split of our issued and outstanding common shares effective on October 6, 2017, a one-for-ten reverse stock split of our issued and outstanding common shares effective on March 26, 2018, and a one-for-twenty reverse stock split of our issued and outstanding common shares effective on August 22, 2019.

Preferred Shares
Our Third Amended and Restated Articles of Incorporation authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.
Series B Convertible Preferred Shares
On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million. The Selling Security holder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total of $2.0 million. The Selling Security holder waived the right to purchase any additional Series B Preferred Shares. The description of the Series B Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series B Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement entered into in connection with the private placement. Copies of the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement have been filed as exhibits to our Report on Form 6-K filed with the Commission on November 23, 2016. The waiver agreement was filed as an exhibit to our Report on Form 6-K filed with the Commission on January 10, 2017. We issued 901 common shares in connection with the conversions of all of our Series B Convertible Preferred Shares, and there are currently no Series B Convertible Preferred Shares outstanding.
Series C Convertible Preferred Shares
On February 17, 2017, we closed a private placement with a non-U.S. institutional investor for the sale of 7,500 newly issued Series C Convertible Preferred Shares, which are convertible into our common shares, for $7.5 million pursuant to a securities purchase agreement, or the Series C Transaction.  The description of the Series C Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series C Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares entered into in connection with the private placement. Copies of the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares have been filed as exhibits to our Report on Form 6-K filed with the Commission on February 21, 2017. We issued 45,232 common shares in connection with the conversions of all our Series C Convertible Preferred Shares, and there are currently no Series C Convertible Preferred Shares outstanding.
Series D Preferred Shares
On May 8, 2017, we issued 100,000 shares of Series D Preferred Shares to Tankers Family Inc., a company controlled by Lax Trust, which is an irrevocable trust established for the benefit of certain family members of Evangelos Pistiolis, our President, Chief Executive Officer and director, for $1,000 pursuant to a stock purchase agreement. Each Series D Preferred Share has the voting power of one thousand (1,000) common shares.
On April 21, 2017, we were informed by ABN Amro Bank that we were in breach of a loan covenant that requires that any member of the family of Mr. Evangelos Pistiolis, maintain an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 30% of our outstanding Common Shares. ABN Amro Bank requested that either the family of Mr. Evangelos Pistiolis maintain an ownership interest of at least 30% of the outstanding common shares or maintain a voting rights interest of above 50% in us. In order to regain compliance with the loan covenant, we issued the Series D Preferred Shares.

The Series D Preferred Stock has the following characteristics:
Conversion. The Series D Preferred Shares are not convertible into common shares.
Voting. Each Series D Preferred Share has the voting power of 1,000 common shares.
Distributions. The Series D Preferred Shares shall have no dividend or distribution rights.
Maturity.  The Series D Preferred Shares shall expire and all outstanding Series D Preferred Shares shall be redeemed by us for par value on the date the currently outstanding loans with ABN Amro Bank and NORD/LB, or loans with any other financial institution, which contain covenants that require that any member of the family of Mr. Evangelos Pistiolis, maintain a specific minimum ownership interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of our issued and outstanding common shares, respectively, are fully repaid or reach their maturity date. The Series D Preferred Shares shall not be otherwise redeemable.
Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series D Preferred Shares shall have a liquidation preference of $0.01 per share.
Series E Convertible Preferred Stock
On April 1, 2019, we announced the sale of 27,129 newly issued Series E Perpetual Convertible Preferred Stock at a price of $1,000 per share to Family Trading Inc., a company affiliated with Evangelos Pistiolis in exchange for the full and final settlement of the loan facility between our Company and Family Trading dated December 23, 2015, as amended.  The following description of the Series E Perpetual Convertible Preferred Stock is subject to and qualified in its entirety by reference to the Certificate of Designation (the “Certificate of Designation”) of the Series E Perpetual Convertible Preferred Stock, which is incorporated by reference herein.
The Series E Perpetual Convertible Preferred Stock has the following characteristics:
Conversion. Each holder of Series E Perpetual Convertible Preferred Stock, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series E Perpetual Convertible Preferred Stock then held by such holder into our common shares at the conversion rate then in effect. Each Series E Perpetual Convertible Preferred Stock is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following four prices: (i) $20.00, (ii) 80% of the lowest daily VWAP of the Company’s common shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of the Company’s then outstanding convertible shares or warrants, (iv) the lowest issuance price of the Company’s common shares in any transaction from the date of the issuance the Series E Perpetual Preferred Stock onwards, but in no event will the conversion price be less than $0.60.
Limitations of Conversion. Holders of the shares of Series E Perpetual Convertible Preferred Stock shall be entitled to convert the Series E Perpetual Convertible Preferred Stock in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.
Voting.  The holders of Series E Perpetual Convertible Preferred Stock are entitled to the voting power of one thousand (1,000) common shares of the Company.  The holders of Series E Perpetual Convertible Preferred Stock and the holders of our common shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company. The holders of Series E Perpetual Convertible Preferred Stock have no special voting rights and their consent shall not be required for taking any corporate action.

Distributions. Upon any liquidation, dissolution or winding up of the Company, the holders of Series E Perpetual Convertible Preferred Stock shall be entitled to receive the net assets of the Company pari passu with the Common Shares.
Redemption.  The Company at its option shall have the right to redeem a portion or all of the outstanding Series E Perpetual Convertible Preferred Stock. The Company shall pay an amount equal to one thousand dollars ($1,000) per each Series E Perpetual Convertible Preferred Stock, or the Liquidation Amount, plus a redemption premium equal to fifteen percent (15%) of the Liquidation Amount being redeemed if that redemption takes place up to and including March 29, 2020 and twenty percent (20%) of the Liquidation Amount being redeemed if that redemption takes place after March 29, 2020, plus an amount equal to any accrued and unpaid dividends on such Preferred Shares (collectively referred to as the “Redemption Amount”). In order to make a redemption, the Company shall first provide one business day advanced written notice to the holders of our intention to make a redemption, or the Redemption Notice, setting forth the amount it desires to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series E Perpetual Convertible Preferred Stock. Upon the expiration of the one business day period, the Company shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.
The Series E Perpetual Convertible Preferred Stock shall not be subject to redemption in cash at the option of the holders thereof under any circumstance.
Dividends. The holders of outstanding Series E Perpetual Convertible Preferred Stock shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Semi Annual Dividend Payment Date”), commencing on the first Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the liquidation amount of the then outstanding Series E Perpetual Convertible Preferred Stock computed on the basis of a 365-day year and the actual days elapsed.
Accrued but unpaid dividends shall bear interest at fifteen percent (15%). Dividends paid on the Series E Perpetual Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Company’s Board of Directors may fix a record date for the determination of holders of Series E Perpetual Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Ranking. All shares of Series E Perpetual Convertible Preferred Stock shall rank pari passu with all classes of our common shares.
Shareholder Meetings
Under our Amended and Restated By-Laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by our Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-laws, as further amended, prohibit cumulative voting in the election of directors.
Our Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board
Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.
Election and Removal
Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws require parties other than our Board of Directors to give advance written notice of nominations for the election of directors. Our Third Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates. On November 20, 2014, we amended our Amended and Restated By-Laws to provide that unless we consent in writing to the selection of alternative forum, the sole and exclusive forum for (i) any shareholders’ derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other of our employees or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the High Court of the Republic of the Marshall Islands, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Anti-takeover Provisions of our Charter Documents
Several provisions of our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Business Combinations
Our Third Amended and Restated Articles of Incorporation include provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.
Limited Actions by Shareholders
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our Third Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Super-majority Required for Certain Amendments to Our By-Laws
On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by-laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of our Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.
Stockholders Rights Agreement
On September 14, 2016, our Board of Directors declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of September 22, 2016, or the Rights Agreement, by and between us and Computershare Trust Company, N.A. (now taken over by our new transfer agent, AST), as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board of Directors. If a shareholder’s beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on September 22, 2016 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new of our common shares issued after October 5, 2016 until the Distribution Date described below.
Exercise Price. Each Right allows its holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, or a Series A Preferred Share, for $50.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series A Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common shares.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Exchange Act—are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the “Distribution Date.” Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Series A Preferred Share Provisions
Each one one-thousandth of a Series A Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of our shareholders.
The value of one one-thousandth interest in a Series A Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.
•
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other of our securities) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
•
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) we merge into another entity; (ii) an acquiring entity merges into us; or (iii) we sell or transfer 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. Our Board of Directors may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we have a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other of our securities having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) September 22, 2026; or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series A Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

2014 Warrants
Our 2014 Warrants contained certain anti-dilution provisions, which were triggered as a result of the reverse stock split, Series B Transaction, the Equity Line Offering, Series C Transaction, First Purchase Agreement, Second Purchase Agreement and Amended Family Trading Credit Facility. As of the date of this prospectus, all 2014 Warrants have expired. As of the date of this prospectus, an aggregate 4,621,611 of the 2014 Warrants have been exercised for a total issuance of 347,997 common shares and all the 2014 Warrants have expired.
2018 Warrants
On October 26, 2018, the Company priced a public offering of 100,000 common shares, and warrants to purchase 175,000 common shares (the “2018 Warrants”), at $30.00 per common share and $0.0002 per warrant. The 2018 Warrants had an exercise price of $30.00 per share and expired four months from the date of issuance. Each warrant granted the warrant holder the option to purchase one common share of the Company at any time within the abovementioned term. By February 25, 2019, all of the 2018 Warrants were exercised for 175,000 common shares and gross proceeds of $3.8 million.

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities that may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.”  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities that may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;
•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;
•	whether the obligations under the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;

•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
1.	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
2.
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

3.	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
4.
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

5.	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
6.
makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

7.	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.  We expect that such terms will include, among others:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, preferred shares, common shares, rights or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:
•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, common shares, and rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee		$25,960
FINRA filing fee		$30,500
Nasdaq listing fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference from Top Ships Inc.’s annual report on Form 20-F for the year ended December 31, 2018, have been audited by Deloitte Certified Public Accountants S.A.  an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
GOVERNMENT FILINGS
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.tops.org. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus the documents listed below which have been filed with the Commission:
•
Report on Form 6-K furnished with the Commission on September 3, 2019, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto for the Company, as of and for the six months ended June 30, 2019.

•
Report on Form 6-K, furnished with the Commission on April 1, 2019, which contains the description of the purchase of the Series E Convertible Preferred Stock, the Certificate of Designation of the Series E Convertible Preferred Stock and the stock purchase agreement.

•
Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
(011) 30 210 812-8180 (telephone number)

33

Information Provided by the Company
We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

166,666,667

Common Shares
______________________________________

Prospectus Supplement

______________________________________

Maxim Group LLC

June 7, 2020